CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF VERISIGN, INC.

The corporation organized and existing under the General Corporation law of the State of Delaware, hereby certifies as follows:
1.The name of the corporation is VeriSign, Inc.
2.The Restated Certificate of Incorporation of the corporation is hereby amended by changing Article Eight, Section A so that, as amended, said Article shall be and read as follows:
EIGHT: A. Exculpation. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived any improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation. Solely for purposes of this paragraph, “officer” shall have the meaning determined in accordance with Section 102(b)(7) of the Delaware General Corporation Law. If the Delaware General Corporation Law is hereafter amended to further reduce or authorize, with approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors or officers, as applicable, for breach of fiduciary duty, then a director or an officer, as applicable, of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.
3.The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.The foregoing amendment shall be effective upon filing with the Secretary of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, the 22nd day of May, 2025

VERISIGN, INC.

By:	/s/ Thomas C. Indelicarto
Name:	Thomas C. Indelicarto
Title:	Executive Vice President, General Counsel and Secretary